Exhibit 10.2
                            TRANSITION AGREEMENT

       THIS TRANSITION AGREEMENT (this "Agreement") is entered into as of April 22, 2008, by and between VSE Corporation, a Delaware corporation (the "Company" or "VSE"), and Donald M. Ervine ("Mr.
Ervine"), an individual currently residing in Fairfax, Virginia.

                                  RECITALS:
                                  ---------

       R. 1.	Mr. Ervine is currently employed as the Chairman of VSE's
board of directors (the "Board"), and VSE's Chief Executive Officer, President and Chief Operating officer, pursuant to an Employment
Agreement dated as of October 21, 1998 between VSE and Mr. Ervine (the "Ervine Employment Agreement").

       R. 2.	As of the date hereof, the Company entered into an
Employment Agreement with Maurice A. Gauthier pursuant to which the Company has agreed to employ Maurice A. Gauthier commencing as of April 28, 2008 as VSE's Chief Executive Officer ("VSE's CEO"), President and Chief Operating Officer.

       R. 3.	As of April 28, 2008, Mr. Ervine will be deemed for all
purposes to have resigned as VSE's CEO, President and Chief Operating
Officer.

       R. 4.	The Company desires to benefit from the experience and
ability of Mr. Ervine arising from his prior senior positions with VSE by engaging Mr. Ervine, subject to his election as a director of VSE, to serve as a Chairman of the Board ("Chairman") and he is willing to serve as Chairman upon the terms and conditions contained herein.

       R. 5.	In recognition of Mr. Ervine's 25 years of loyal and
dedicated service to VSE and VSE's shareholders, the Board is awarding Mr. Ervine, pursuant to VSE's 2006 Restricted Stock Plan, 4,374 shares of VSE common stock, par value $0.05 per share, on the occasion of Mr. Ervine's resignation as VSE's CEO, President and Chief Operating Officer. During the period from 2001 to 2007 VSE's management team, led by Mr. Ervine, achieved on VSE's behalf exceptional growth in revenues, net income and market capitalization. For 2001, VSE had revenues of $111.6 million and net income of $855,000 and as of December 31, 2001, VSE had a market capitalization of approximately $29.5 million. For 2007 VSE had annual revenues of at least $653 million, net income of approximately $14 million, and as of December 31, 2007, VSE had a market capitalization of approximately $238.3 million (more than eight times VSE's market capitalization as of December 31, 2001).

       NOW, THEREFORE, in consideration of the mutual promises, covenants, and undertakings contained in this Agreement, the Company and Mr. Ervine hereby agree as follows:

1.	Resignation.  Effective as of April 28, 2008, Mr. Ervine is
hereby resigning as VSE's CEO, President and Chief Operating Officer. Subject to Section 8, Mr. Ervine will continue to serve hereunder as



Chairman in an executive capacity as contemplated by Article V, Section 1 of VSE's bylaws ("Executive Chairman") from April 28, 2008 to
December 31, 2008.  Subject to Section 8, from January 1, 2009 to
December 31, 2010, Mr. Ervine will serve hereunder as Chairman, without being either an executive or employee of VSE ("Non-Executive
Chairman").

2.	Term.  As used herein, "Term" means the two periods referenced in
Section 1 during which Mr. Ervine will serve first as Executive
Chairman and then as Non-Executive Chairman hereunder, subject to earlier termination as provided in Section 8.

3.	Services.

       (a)	General.  During the Term, Mr. Ervine shall, during the
Company's normal business hours and upon reasonable notice, make himself available to perform such mentoring, consulting and advisory services as are reasonably requested by the Board or VSE's CEO and are reasonably consistent with Mr. Ervine's experience, background and current and former positions with the Company. Mr. Ervine acknowledges and agrees that with reasonable notice he shall make himself available for such mentoring, consulting and advisory services. In providing such services, Mr. Ervine shall endeavor to do so in a professional and diligent manner, providing the Company, its subsidiaries, and management of the Company and its subsidiaries with the benefits of his informed and professional judgment. Mr. Ervine agrees to attend such meetings as the Company may reasonably request for proper communication of his advice and consultation. Mr. Ervine shall coordinate the furnishing of his services pursuant to this Agreement with Company representatives so that such services can be provided in a manner as to generally conform to the Company's business schedules, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Mr. Ervine's services hereunder shall be within Mr. Ervine's sole control and discretion. While retained as Non-Executive Chairman hereunder, Mr. Ervine shall have the right to devote his business day and working efforts to other business, professional, public service, or community pursuits as do not materially interfere or conflict (as determined by mutual agreement of the Company and Mr. Ervine) with the rendering of consulting services to the Company hereunder.

       (b)	Related Services.  In addition, during the Term Mr. Ervine
will provide mentoring, consulting and advisory services to VSE's CEO in the following areas:

	-	Shareholders' Advocate

	-	Corporate Governance, Oversight (including
		internal/external audits) and Legal Compliance

	-	Quality Management System/Information Technology System

	-	Sustainment of the corporate culture for honesty, integrity
		and quality work in all business dealings

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		-	Strategic Planning

		-	Business Plan (marketing and business development)

		-	Corporate Financial Planning

		-	Mergers and Acquisitions

		-	Succession Planning (all levels)

		-	Banking Relationships

		-	Customer Relations (work performance)

		-	Investor Relations(public trading market)

		-	Facilities/Infrastructure and Relocation Planning

		-	Advocate for Continued Growth and Profitability

       (c)	Additional Services.  During the Term when Mr. Ervine is
serving as Chairman, he shall also continue to perform the following currently assigned duties:

		-	Chairman of the Board of Directors of VSE's subsidiary
			Energetics Incorporated

		-	Chairman of the Board of Directors of VSE's subsidiary
			Integrated Concepts and Research Corporation

		-	Chairman of VSE Planning and Finance Committee

4.	Support Facilities.  During the Term, the Company shall provide
Mr. Ervine with appropriate office space, secretarial support, telephone (including cell phone) and computer support.

5.	Compensation, Benefits and Reimbursement.

       (a)	Executive Chairman.

              (i)	During the Term from April 28, 2008 to December 31,
2008, Mr. Ervine's current base salary at the rate of $360,000 per annum will remain payable to Mr. Ervine as Executive Chairman or, as the case may be, as a director of VSE ("VSE director"). In the event of Mr. Ervine's death or disability before January 1, 2009, any unpaid balance of Mr. Ervine's salary for the balance of the Term as if it had expired on December 31, 2008 will be immediately payable in a lump sum to Mr. Ervine's surviving spouse or his estate.

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              (ii)	In respect of VSE's fiscal year ending December 31,
2008, Mr. Ervine will remain a participant in VSE's 2006 Restricted
Stock Plan, Performance Bonus Plan and Deferred Supplemental
Compensation Plan at his current salary base of $360,000 per annum and will be eligible for restricted stock awards and performance bonus for VSE's fiscal year 2008 that will be awarded during the three-month period ending on March 31, 2009. Mr. Ervine's participation, eligibility and related rights and benefits set forth above in this
Section 5(a)(ii) shall not be adversely affected by Mr. Ervine not being a VSE employee, whether hereunder or otherwise, after December
31, 2008.

              (iii)	VSE shall withhold from Mr. Ervine's compensation
hereunder and pay over to the appropriate governmental agencies all payroll taxes, including income, social security, and unemployment compensation taxes, required by the federal, state and local governments with jurisdiction over VSE.

              (iv)	While serving hereunder during the Term from April
28, 2008 to December 31, 2008, Mr. Ervine shall be entitled to such vacation benefits and comparable fringe benefits and perquisites as may be provided generally to VSE's senior officers pursuant to policies established from time to time by VSE. These fringe benefits and perquisites may include holidays, group health insurance, short-term and long-term disability insurance, life insurance, and retirement plan contributions.

       (b)	Non-Executive Chairman.  During the Term from January 1,
2009 to December 31, 2010:

              (i)	Mr. Ervine's compensation as Non-Executive Chairman
or, as the case may be, as a VSE director and for his other duties and responsibilities hereunder will be at the rate of $216,000 per annum, payable on the last day of each calendar month;

              (ii)	Mr. Ervine shall pay all social security, federal
income taxes, unemployment insurance, worker's compensation insurance, pensions, or other liabilities or taxes incurred by or on behalf or for the benefit of him arising out of the performance of his obligations hereunder;

              (iii)	Mr. Ervine shall not be entitled to participate in
the Company's or its subsidiaries' benefit plans and programs for their employees except for VSE's dental program for which he will be required to pay the Company the required fee for this service; and

              (iv)	Mr. Ervine will be considered to have retired as an
officer and employee of VSE as of the close of business on December 31, 2008, and thereafter Mr. Ervine will not be considered to be an employee, agent or servant of the Company or of any of its subsidiaries; and except as may be otherwise approved by the Board, Mr. Ervine, when acting hereunder, shall have no authority to bind the Company or any of its subsidiaries in any capacity for any purpose.

       (c)	No Other Compensation.  Except as set forth herein, no
other compensation or fees, including compensation for services as a non-employee director, shall be payable to Mr. Ervine for services

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performed hereunder in his capacity as Executive Chairman or, as the case may be, a VSE director from April 28, 2008 to December 31, 2008 and as Non-Executive Chairman or, as the case may be, a VSE director from January 1, 2009 to December 31, 2010. By example, during the Term, Mr. Ervine shall not be entitled (i) to participate in VSE's 2004 Director Stock Plan, (ii) to receive restricted stock awards as a non-employee director, (iii) to receive fees as a non-employee director nor as a non-employee Chairman, or (iv) to receive fees for attending meetings of the Board or standing or special committees of the Board.

       (d)	Reimbursement.  The Company shall reimburse Mr. Ervine for
all reasonable out-of-pocket expenses that are actually incurred by him in performance of his duties hereunder during the Term, including transportation, hotel accommodations and such other expenses as might be incurred by a senior executive of the Company in furtherance of Company business. Before the last day of the month following each month of the Term when reimbursable expenses are incurred, Mr. Ervine shall submit to the Company a monthly statement setting forth the reimbursable expenses incurred for the prior month. With such statements, Mr. Ervine shall furnish all records, receipts and other evidence in support of his reimbursable expense statement as may be requested by the Company according to its policy in effect for employee expense reports. Upon receipt of the expense statements, the Company shall promptly reimburse Mr. Ervine for his expenses.

       (e)	Retirement.  Upon Mr. Ervine's retirement as an officer and
employee of VSE, as contemplated hereby, as of the close of business on December 31, 2008, Mr. Ervine shall be entitled to receive from VSE all retirement benefits to which a retiring officer and employee of VSE would be entitled from VSE, including as a participant under VSE's
Deferred Supplemental Compensation Plan.

6.	Performance Incentive.  During the Term, Mr. Ervine will assist
VSE's CEO in promoting VSE's continued growth and profitability. If VSE achieves a 29% ROE (return on equity) for 2009 or a 31% ROE for 2010, as determined by VSE's chief financial officer and approved by the Board, the Company will pay Mr. Ervine an incentive bonus not to exceed $216,000 for 2009 or 2010, after public announcement of VSE's audited financial results for such year. Any determination of the specific amount of Mr. Ervine's incentive bonus, if any, shall be made by the Board's compensation committee and the Board.

7.	Confidential Information.  Mr. Ervine hereby agrees that
notwithstanding any other provision hereof, he will not at any time make any unauthorized disclosure of any confidential business information or trade secrets of the Company (which he acknowledges are valuable and unique assets of the Company used in its business to obtain a competitive advantage over the Company's competitors who do not know or use this information), or make any unauthorized use thereof; provided, however, this restriction shall not apply to any information that has entered the public domain (other than by his own acts or omissions). The obligations of Mr. Ervine set forth in this
Section 7 shall apply during the Term and shall survive termination of the Term or the termination of Mr. Ervine's services under this Agreement regardless of the reason for such termination for a period of

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365 consecutive days following such termination.  For purposes of this
Section 7, the Company shall be construed to include any subsidiary or other affiliate of the Company.

8.	Nomination as a Director, Appointment as Chairman and Termination
of the Term.

       (a)	Nomination as a Director and Appointment as Chairman.
During the Term, the Board will, subject to applicable laws and regulations and the Board's fiduciary duties to the Company and its stockholders: (i) nominate Mr. Ervine to be elected as a VSE director by VSE's stockholders at each annual and other meeting of VSE's stockholders at which they will elect VSE directors and (ii) if Mr. Ervine is then a VSE director, appoint and maintain Mr. Ervine as Chairman during the period commencing on April 28, 2008 and continuing until at least the date of the first annual or other meeting of VSE's stockholders in 2010 at which they will elect VSE directors.

       (b)	Ceases being Chairman.  Notwithstanding anything herein to
the contrary, if during the Term Mr. Ervine ceases being Chairman but is a VSE director, (i) Mr. Ervine's obligations set forth in Sections
3, 6 and 7 shall continue for the balance of the Term, (ii) VSE's obligations set forth in Sections 4, 5 and 6 shall continue as otherwise provided therein; and (iii) clauses (b) and (c) of this
Section 8 and Sections 9 through and including 17 shall continue in full force and effect.

       (c)	Termination of the Term.  Notwithstanding anything herein
to the contrary, the Term shall terminate upon the earlier of: (i) Mr. Ervine ceasing to be a VSE director for any reason, including the expiration of his term as a VSE director or the failure of VSE's stockholders to elect Mr. Ervine as a VSE director, or Mr. Ervine's death or disability, (ii) notice provided to Mr. Ervine by VSE on or after December 31, 2008 of VSE's termination of the Term or (iii) expiration of the Term as of December 31, 2010. Upon any termination of the Term before December 31, 2010, except as may be specifically otherwise provided herein, no compensation, fees or benefits shall continue thereafter to accrue for the benefit of, or otherwise be provided to, Mr. Ervine, or his surviving spouse or estate. If, however, the Company elects, pursuant to clause (ii) of the immediately preceding sentence, to terminate the Term before December 31, 2010, VSE shall within 30 days thereafter pay to Mr. Ervine (or, in the event of his death after such termination, to his surviving spouse or estate), a lump sum equal to the compensation and fees Mr. Ervine would have earned under Section 5(b)(i), if Mr. Ervine had continued to serve hereunder until December 31, 2010.

9.	Notices.  For purposes of this Agreement, notices, demands,
consents, waivers, approvals and all other communications provided for in or otherwise contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand at, or by sending the same by prepaid first class mail (airmail if to an address outside the country of posting) to, the following addresses:

	Donald M. Ervine
	9802 Dansk Court
	Fairfax, VA 22032

If to the Company:

	VSE Corporation
	2550 Huntington Avenue
	Alexandria, VA  22203-1499
	Attention:  Chief Executive Officer

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.	Dispute Resolution.  The Company and Mr. Ervine agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration before a single arbitrator in accordance with the Arbitration Rules of the American Arbitration Association (the "AAA Rules"). Arbitration will take place in Washington, DC, unless the parties mutually agree to a different location. The arbitrator shall be chosen in accordance with the AAA Rules. The arbitrator shall be bound to apply the provisions of applicable substantive law and the Federal Rules of Evidence to any dispute under this Agreement; provided, however, that punitive, liquidated or indirect damages shall not be awarded by the arbitrator. The arbitrator shall have the power to decide the claim upon motion of the parties, without necessity of an oral arbitration evidentiary hearing, if the parties agree in writing to waive such hearing or if either party submits a motion requesting a hearing on documents only. The arbitrator shall render a written reasoned opinion. Mr. Ervine and the Company agree that the decision of the arbitrator will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator. If the arbitration is decided in whole or in part in favor of Mr. Ervine, the Company will reimburse Mr. Ervine for his reasonable costs and expenses of the arbitration (including reasonable attorneys' fees). Regardless of the outcome of any arbitration, the Company will pay all fees and expenses of the arbitrator and all of Company's costs of such arbitration.

11.	Successor Obligations and Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the Company's successors and assigns.

12.	Amendment.  This Agreement may not be modified except by an
agreement in writing executed by both the Company and Mr. Ervine.

13.	Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to principles of conflicts of laws.

14.	Validity.  If any portion or provision of this Agreement is found to be invalid or unenforceable, the other portions or provisions hereof shall not be affected thereby.

15.	Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

16.	Construction of this Agreement and Certain Terms and Phrases.

       (a)	The section headings contained in this Agreement are
inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation hereof.

       (b)	Unless the context of this Agreement otherwise requires,
(i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereunder," "hereby" and derivative or similar words refer to this entire Agreement; and
(iv) the term "Section" refers to the specified Section of this Agreement.

       (c)	The word "including" is not exclusive; if exclusion is
intended, the word "comprising" is used instead.

       (d)	The word "or" shall be construed to mean "and/or" unless
the context clearly prohibits that construction.

       (e)	The Company and Mr. Ervine have participated jointly in the
negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Mr. Ervine and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

17.	Effect of Agreement.  The terms and conditions of this Agreement shall supersede any obligations and rights of the Company and its subsidiaries, on the one hand, and Mr. Ervine, on the other hand, respecting employment, mentoring, consulting and advisory services, and compensation and benefits in respect of such services on or after April 28, 2008. The execution of this Agreement shall constitute for all purposes the termination, as of April 28, 2008, of the Ervine
Employment Agreement, except for the provisions of Sections 6(b), (c),
(d), (e), (f), (g) and (h) thereof, which shall survive the execution of this Agreement and any reference in such surviving provisions to "Term" shall be deemed to be for all purposes thereof the "Term" as defined herein.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             VSE Corporation



                                             By: /s/ C. S. Weber
                                                 ------------------------
                                                 C. S. Weber
                                                 Executive Vice President



                                                 /s/ Donald M. Ervine
                                                 ------------------------
                                                 Donald M. Ervine













































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